UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 26, 2007 (December 19, 2007)

Date of Report (Date of earliest event reported)

Protective Life Insurance Company

(Exact name of registrant as specified in its charter)

Tennessee	001-31901	63-0169720
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2801 Highway 280 South

Birmingham, Alabama 35223

(Address of principal executive offices) (Zip Code)

(205) 268-1000

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On December 19, 2007, Protective Life Insurance Company (the “Company”), Protective Life Corporation, the parent company of the Company (“Protective”), and Protective Finance Corporation, a subsidiary of the Company (“PFC”), entered into agreements providing for the securitization of $1,015,997,122 of commercial and multifamily real estate mortgage loans (the “Mortgage Loans”) and closed the securitization transaction.   The Mortgage Loans were previously originated by the Company, and were sold to PFC pursuant to the terms of a Mortgage Loan Purchase Agreement dated as of December 1, 2007 (the “Mortgage Loan Purchase Agreement”) between the Company as seller and PFC as the depositor.  Pursuant to the terms of a Pooling and Servicing Agreement dated as of December 1, 2007 among the Company as master servicer and special servicer, PFC as depositor, and a third-party trustee (the “Pooling and Servicing Agreement”), PFC sold the Mortgage Loans to a trust fund in exchange for twenty-six classes (each a “Class”) of pass-through certificates (“Certificates”) representing, in the aggregate, the entire beneficial interest of the trust fund.  The Certificates are direct financial obligations of the trust fund and are not guaranteed by Protective, the Company, PFC or their affiliates. The Certificates will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Pursuant to a Certificate Purchase Agreement dated December 7, 2007 (the “Certificate Purchase Agreement”) among PFC, the Company and a third-party initial purchaser, PFC sold one class of Certificates with a certificate balance of $218,335,000 to the initial purchaser, and the initial purchaser resold such Certificates in one or more private offerings.  The remaining Classes of Certificates were transferred from PFC to the Company in exchange for the Mortgage Loans under the Mortgage Loan Purchase Agreement.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 20, 2007, Golden Gate Captive Insurance Company (“Golden Gate”), a special purpose financial captive insurance company wholly-owned by the Company, increased by $200 million the capacity under its surplus notes facility established with certain purchasers (the “Facility”) through which Golden Gate may issue floating rate surplus notes. The aggregate capacity of this Facility is now $800 million. On that date Golden Gate also issued $200 million in aggregate principal amount of floating rate surplus notes due August 15, 2037 (the “Notes”), resulting in an outstanding balance under this facility in the aggregate principal amount of $800 million. The Notes are direct financial obligations of Golden Gate and are not guaranteed by the Company or Protective.

The Notes were issued by Golden Gate to fund statutory reserves required by the Valuation of Life Insurance Policies Regulation (Regulation XXX). Golden Gate previously entered into agreements to reinsure certain term life insurance policies having guaranteed level premiums on a coinsurance basis from the Company and four of its subsidiaries, West Coast Life Insurance Company (“West Coast Life”), Empire General Assurance Corporation (“Empire General”), Chase Insurance Life and Annuity Company (“CILAC”) and Chase Insurance Life Company (“CILC”). The Company is a successor in interest by operation of law to each of Empire General, CILAC and CILC as a result of the merger of Empire General with and into the Company effective January 1, 2007 and the mergers of CILAC and CILC with and into the Company effective April 1, 2007. Lehman Commercial Paper, Inc. is serving as committed purchaser under the surplus notes facility. Under the terms of the Notes, the holders of the Notes cannot require repayment from the Company or any of its subsidiaries, other than Golden Gate, the direct issuer of the Notes. The Company and West Coast Life have each agreed to indemnify Golden Gate for certain costs and the Company has agreed to be jointly and severally liable with Golden Gate as to certain of its obligations (which obligations do not include payment of principal and interest on the Notes). In addition, Protective has entered into certain support agreements with Golden Gate obligating Protective to pay or make capital contributions to Golden Gate, or otherwise provide support, in respect of certain of Golden Gate’s expenses and in certain circumstances to collateralize certain of the Company’s obligations to Golden Gate.

The annual interest rate on the Notes will equal the one-month London Interbank Offered Rate (LIBOR), plus a spread. Such interest will be paid monthly in arrears on the 26th of each month. Any payment of principal of, including by redemption, or interest on the Notes may only be made with the prior approval of the Director of Insurance of the State of South Carolina in accordance with applicable law. If an event of default occurs, the holders of the Notes have the right to declare the entire principal thereof and interest accrued thereon to be due and payable immediately, subject to regulatory approval. Golden Gate reserves the right to repay the Notes at any time, subject to regulatory approval.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Protective Life Insurance Company

By:	/s/ STEVEN G. WALKER
Steven G. Walker
Senior Vice President, Controller and
Chief Accounting Officer

Date: December 26, 2007